Exhibit 99.1

BIO-TECHNE ANNOUNCES THE APPOINTMENT OF HAROLD WIENS

TO THE BOARD OF DIRECTORS

Minneapolis/May 15, 2014/ Techne Corporation (NASDAQ:TECH) (d/b/a Bio-Techne) announces that Harold Wiens, a 30+ year veteran of 3M company, has joined the board of Bio-Techne, adding additional seasoned global business experience to a well-established team.

Harold graduated from Michigan Technological University with a Bachelor’s degree in Mechanical Engineering in 1968. He began working for 3M in St Paul, and in 1968 moved to California to work in the Data Recording Products Division factory in Camarillo. Over the next 15 years, he moved through several engineering and production management assignments and was appointed in 1983 as the Memory Technologies Group Manufacturing Manager for Europe, headquartered in Brussels, Belgium.

Harold returned to the U.S. in 1988 and was appointed as Department Manager of the Data Cartridge business. In 1992 he became the Vice President of the rapidly growing Data Tape Division. Then, in 1995 he was appointed Managing Director and Executive Vice President of Sumitomo 3M, the company’s largest subsidiary, headquartered in Tokyo, Japan. In 1998 he was appointed Executive Vice President of 3M’s Industrial Business which, at the time, had sales of just over $3B. Over the next five years, working under 3M’s first external CEO, Jim McNerney, Harold restructured the business and led a global implementation of Six Sigma which together resulted in faster business processes and a focus on customers that drove international growth. Today, the Industrial Segment is still the largest in 3M with annual revenues over $10B. Harold retired from 3M in 2006, remaining active in the community serving on the boards of local non- profit entities such as Bethel University and Presbyterian Homes and Services.

“Harold brings amazing attributes and experiences to our board at a critical time as we expand the company globally and drive customer focus and innovation. Harold is deeply knowledgeable in international business practices and, as we drive growth and more innovation here at Bio-Techne, he will be instrumental in guiding balance between operations and accelerated growth,” stated Bio-Techne President and CEO, Chuck Kummeth.

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Techne Corporation (d/b/a Bio-Techne) is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $311M in net sales in FY 2013 and has over 1,000 employees globally. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:

Chuck Kummeth

Chief Executive Officer

(612) 379-8854